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                                                                   EXHIBIT 10.39

                             [Novellus Letterhead]

January 23, 2004


Mr. Sasson Somekh
25625 Moody Road
Los Altos Hills, CA  94022


Dear Sass:

I am pleased to offer you the position of President of Novellus Systems, Inc. You will be a member of the Office of the CEO. You will report to Richard S. Hill, Chairman of the Board and Chief Executive Officer.

Your starting salary will be $39,583.33 per month, which when annualized is $475,000.00.

In addition to this, a Non-Qualified Stock Option Grant of 250,000 shares will be available to you subject to approval by the Board of Directors. These options will vest 25% per year over a four (4) year period beginning on your start date. In addition, you will be given a restricted stock grant of 50,000 shares, subject to approval by the Board of Directors. These 50,000 shares will vest at a rate of 10,000 per year for 5 years.

You will be eligible to participate in the Novellus Key Director/VP Bonus Program, with a target bonus of 125% of base salary contingent upon successful completion of company and personal performance objectives. Your actual bonus may be higher or lower than your target bonus percentage if actual company results are lower or higher than target. This bonus will not be pro-rated for the first year.

You will be eligible for the Novellus benefits program including health (PPO or HMO), dental, vision, life and long term disability insurance coverage. Novellus will pay one hundred percent of the cost of your coverage and a portion for your dependents in accordance with the terms of the benefits program in question.

As a senior member of the executive team, you are entitled to unlimited use of our executive financial counselors at no cost to you. This benefit is available to you for the entire duration of your employment. In addition, you are entitled to use Ernst & Young LLP to prepare your personal tax returns.

This offer of employment is contingent upon your:

(1)      Completion of the Novellus Employment Application
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(2)      Signing of the Novellus Proprietary Information Agreement
(3)      Signing of the Novellus Employment Practices Acknowledgement
(4)      Providing verification of your eligibility for employment in the United
         States

A Novellus Application and an Employment Eligibility Verification form (I-9) are enclosed to assist you in providing the information to Novellus on your first day of work.

Novellus is an at-will employer, which means that either you or the Company has the right to terminate employment at any time, with or without advance notice, and with or without cause, for any reason or no reason.

This offer is the full and complete statement of the parties understanding, supersedes any other communication, whether verbal or written, regarding your employment and can only be modified by a written statement signed by you and an Officer of the Company (or his or her authorized designee).

Please acknowledge your acceptance of this offer by signing below. The entire Novellus staff looks forward to you joining us and becoming a key person with our growing team.

Sincerely,

/s/ Richard S. Hill

Richard S. Hill
Chairman of the Board and Chief Executive Officer
Novellus Systems, Inc.


I accept the terms to this offer:

/s/ Sasson Somekh
---------------------------------
Sasson Somekh               Date

January 23, 2004
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Available Start Date